Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-228347) on Form N-2A of Ellington Income Opportunities Fund of our report dated March 1, 2022, relating to our audit of the financial statements and financial highlights, which appear in the December 31, 2021 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Other Information” and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 29, 2022

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